Exhibit 4.4

PURCHASE MONEY SECURITY AGREEMENT

As of November 17, 2003, at Columbus, Ohio, Quality Products, Inc., a Delaware corporation (the “Borrower”), and QPI Multipress, Inc., an Ohio corporation, and Columbus Jack Corporation, an Ohio corporation (collectively the “Guarantors”), enter into this Security Agreement with Dan Drexler, Richard A. Drexler, TTEE, Richard A. Drexler Trust, U/A DTD 9/14/90, Dale S. Drexler, TTEE, Dale S. Drexler Living Trust, U/A/D March 15, 1999, and Jason I. Drexler (“Lenders”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Lenders, Borrower and Guarantors have executed a Promissory Note and Guarantee under which the Lenders agree to lend U.S.$200,000 to Borrower for the purpose of purchasing a 120 inch Mazak M-5 Turning Center with Mazatrol Fusion 640T Control (the “Machine”);

WHEREAS, Lenders have agreed to act through Jason Drexler as their agent and Jason Drexler is the duly appointed agent for the Lenders with the sole right to act as the Holder of the Note unless and until he is replaced by a writing signed by all Lenders and delivered to Borrower and Guarantors; and

WHEREAS, to induce Lenders to lend this money and in consideration thereof, Borrower and Guarantors have agreed to grant Lenders a purchase money security interest in the Machine:

NOW, THEREFORE, the parties hereby agree as follows:

1.  Security; Enforcement; Application of Proceeds -

(a) To secure payment and performance of its obligations under the Promissory Note, Guarantee, and this Agreement, Borrower and Guarantors hereby transfer, assign, and pledge to Lenders and grant Lenders a purchase money security interest in the Machine.

(b) Upon (i) failure by Borrower and/or Guarantors to perform any of their obligations or covenants, whether under the Promissory Note, Guarantee, or this Agreement, (ii) any representation or warranty made by Borrower and/or Guarantors to Lenders, whether under the Promissory Note, Guarantee, or this Agreement, being false, (iii) the occurrence of any other default under the Promissory Note or Guarantee, or (iv) the occurrence of any event which, with the giving of notice or passage of time or both, would constitute a default under the Promissory Note, then, in any such case, the Holder may, with ten (10) business days notice, take such actions as he deems advisable with respect to the Machine, including, without limitation selling the Machine at public or private sale on such terms as Holder deems appropriate.  At any such sale Lenders may be the purchaser.  Holder shall give Borrower and Guarantors at least ten (10) days’ notice of any such sale.  At the request of the Holder, Borrower will deliver the Machine in accordance with Holder’s instructions.

(c) The receipts and other proceeds from any sale of the Machine shall be applied as follows: first, to the satisfaction of all obligations of Borrower and Guarantors to Lenders under the Promissory Note and this Agreement in such order as the Lenders determine; and then, any balance to Borrower and Guarantors.

2.  Borrower and Guarantors’ Representations, Covenants, and Warranties - The Borrower and Guarantors hereby make the following representations, covenants, and warranties for the benefit of the Lenders:

(a) Quality Products, Inc., is duly incorporated and validly existing under the laws of Delaware.  QPI Multipress, Inc. and Columbus Jack Corporation are duly incorporated and validly existing under the laws of Ohio.  Each of these corporations is duly qualified to conduct business in the State of Ohio; and each has the corporate power and authority to own its property and assets and to carry on its business as it is now being conducted;

(b) Each of the Borrower and Guarantors has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement, the Promissory Note, and Guarantee and any other agreements and documents executed under or in connection with this Agreement, and each has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement; this Agreement, the Promissory Note and the Guarantee constitute legally binding obligations of Borrower and Guarantors and are enforceable against Borrower and Guarantors in accordance with their respective terms;

(c) There shall be no claims, security interests, options, rights, or other privileges outstanding with respect to the Machine.  Borrower and Guarantors warrant and covenant as follows:

(a) Borrower or Guarantors shall be the sole and exclusive owner of the Machine and the Machine is and shall remain free from any and all liens, security interests, encumbrances, claims, and interests superior to Lenders’ security interest, and no security agreement, financing statement, equivalent security, or lien instrument or continuation statement covering the Machine is on file or of record in any public office except the April 16, 2003 Security Agreement covering all of the assets of Borrower and Guarantors, which Agreement by its terms is subordinate to this Purchase Money Security Agreement;

(b) Except for the April 16, 2003 Security Agreement granting security interests in favor of certain lenders, Borrower and Guarantors shall not create, permit or suffer to exist, and shall take such action as is necessary to remove, any claim to or interest in or lien or encumbrance upon the Machine and shall defend the right, title, and interest of Lenders in and to the Machine against all claims and demands of all persons and entities at any time claiming the same or any interest therein;

3.  Covenants of Borrower and Guarantors to Act - The Borrower and Guarantors will take or cause to be taken such action and execute and deliver or cause to be executed and delivered such other documents as the Lenders may request:

(a) In connection with this Agreement and the Machine, and

(b) To perfect and to maintain the perfection of Lenders’ security interest in the Machine, including, without limitation, executing and filing financing and other statements under the Uniform Commercial Code in effect in Ohio; and Borrower and Guarantors hereby authorize

Lenders to sign and file any such statement on their behalf or file any such statement without their signature.

4.  Negative Covenants of Borrower and Guarantors - The Borrower and Guarantors will not without prior written consent of the Lenders, sell, pledge, transfer, assign, or grant a security interest in the Machine.

5.  Expenses - Borrower and Guarantors shall pay:

(a) Reasonable expenses (including, without limitation, legal fees) incurred by Lenders in connection with negotiating and preparing this Agreement, the Promissory Note, and Guarantee and in connection with the transactions contemplated by these Agreements;

(b) Reasonable expenses (including, without limitation, legal fees, court costs, the cost of appellate proceedings) incurred by Lenders in connection with (i) enforcing, preserving, and defending any rights and any security interest under this Agreement, (ii) protecting the Machine and collecting on the sale of the Machine, and (iii) any proceeding relating to Lenders’ security interest in the Machine.

Borrower and Guarantors shall be jointly and severally liable to pay Lenders interest at the rate of 12% per annum simple interest on any amount that Borrower and Guarantors owe to Lenders under this Section: (i) from the date Lenders expend the amount in any case where the Lenders have requested Borrower and Guarantors pay the same and Borrower and Guarantors failed to do so, or (ii) from the date Lenders request reimbursement in any case where Lenders have not requested Borrower and Guarantors to pay the same.

6.  Governing Law - This Agreement shall be governed by and construed in accordance with the law of the State of Ohio.

7.  Dispute Resolution - The Parties agree to submit any disputes involving money or damages greater than $10,000 relating to this Agreement and/or transactions, duties, or obligations to be performed under this Agreement, to mediation with a mediator approved by the Parties to the dispute.  If the Parties resolve their disputes through mediation, the Parties shall share the mediator’s fees evenly but pay their own attorneys’ fees and other expenses related to mediation.  If mediation fails to resolve all disputes within thirty (30) days after the Parties submit the dispute to a mediator, then either Party may file a court action or request arbitration.  The Parties agree that mediation is a pre-condition to filing an action of any kind.  The prevailing Party in any action or arbitration relating to transactions contemplated by this Agreement shall be entitled to costs and expenses including reasonable attorneys fees and the attorney’s fees and expenses incurred in connection with mediation that failed to resolve the dispute.  Claims of $10,000 or less may be submitted to mediation or asserted in any other legal manner including filing a court action.

8.  Waiver - No failure to exercise and no delay on the part of Lenders in exercising any right, power or privilege under this Agreement or granted to them by law will operate as a waiver thereof; and any single or partial exercise of any right, power, or privilege shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  Lenders may waive any right or other matter only by an instrument in writing signed by the Lenders.

9.  Rights and Remedies - The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law or by any other agreement.  Lenders will not be required to resort to or pursue any of their rights or remedies under or with respect to any other agreement or with respect to any other Machine, guarantee or other security before pursuing any of its rights or remedies under this Agreement.  Lenders may pursue their rights and remedies in such order as they determine.

10.  Notices - Notices under this Agreement shall be sufficient only if sent (a) by overnight courier, or (b) by facsimile or other electronic means and by U. S. Mail, or (c) personally delivered to the other Party.  Notices shall be addressed as follows:

To Borrower and Guarantors:	To Lenders:

Quality Products, Inc. 2222 South Third Street Columbus, Ohio 43207 Tele: (614) 228-0185 Fax: (614) 228-8340 E-mail: tkensler@multipress.com	Jason I. Drexler N/A

With a copy to: C. Timothy Smoot, Attorney 118 Via Buena Ventura Redondo Beach, CA 90277-5805 Tele: (310) 791-1093 Fax: (310) 791-8723 E-mail: smoot@earthlink.net

Notice shall be deemed given on receipt.

11.  Lender’s Representative - Jason Drexler is the Holder of the Promissory Note on Lenders’ behalf.  Lenders agree to act through Jason Drexler as their agent for purposes of this Agreement.  Borrower shall consider Jason Drexler as the duly appointed agent for Lenders with the sole right to act as the Holder of the Note unless and until he is replaced by a writing signed by all Lenders.

10.  Amendment - This Agreement may not be amended or terminated except by an instrument in writing signed by the Borrower and Guarantors and the Holder.

IN WITNESS WHEREOF, the Lenders and the Borrower and Guarantors execute this Agreement as of the day and year first above written.

BORROWER

Date: November 17, 2003	QUALITY PRODUCTS, INC.

	By:	/s/Tac D. Kensler

Chief Financial Officer
Name and Title

GUARANTORS

Date: November 17, 2003	QPI MULTIPRESS, INC.

	By:	/s/Tac D. Kensler

Chief Financial Officer
Name and Title

Date: November 17, 2003	COLUMBUS JACK CORPORATION

	By:	/s/Tac D. Kensler

Chief Financial Officer
Name and Title

LENDERS

Date: November 17, 2003	/s/Richard A. Drexler
Richard A. Drexler, TTEE Richard A. Drexler Trust, U/A DTD 9/14/90

Date: November 17, 2003	/s/Dan L. Drexler
Dan L. Drexler

Date: November 17, 2003	/s/Dale S. Drexler
Dale S. Drexler, TTEE
Dale S. Drexler Living Trust, U/A/D March 15, 1999

Date: November 17, 2003	/s/Jason I. Drexler
Jason I. Drexler